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                                               EXHIBIT 4.10


                      STOCK OPTION AGREEMENT


          STOCK OPTION AGREEMENT (this "Agreement") made as of April 22, 1991, between MEDICAL MARKETING GROUP, INC., a Delaware corporation with offices at 100 Summit Avenue, Montvale, New Jersey 07645 (the "Company"), and ROGER C. HOLSTEIN ("Optionee").

                              RECITAL

          The Optionee was granted an option to purchase 30,000 shares of the Company's Common Stock on April 22, 1991, as an in-ducement to enter into the Optionee's Employment Agreement with Medco Containment Services, Inc. ("Medco"), dated as of July 29, 1991 (the "Employment Agreement"), pursuant to which Optionee will render services to Medco and its affiliates, including the Company. All terms used herein shall have the same meanings as in the Employment Agreement, unless otherwise defined.

                            AGREEMENTS

          In consideration of the Recital (which is incorporated by reference) and the mutual covenants of this Agreement, the Company and Optionee agree as follows:

          1. Confirmation of Grant of Option. The Company hereby confirms that Optionee has been granted, subject to the terms of this Agreement and the Employment Agreement, the right (the "Option") to purchase 30,000 shares of the common stock, $.01 par value, of the Company. All of the shares of the Company's common stock are hereinafter referred to as the "Common Stock," and the 30,000 shares of Common Stock that are subject to purchase hereunder are hereinafter referred to as "Shares". Said number of Shares subject to the Option may be adjusted as provided in Section 10.

          2.   Exercisability of Option.

               2.1 Subject to the terms and conditions of Agreement, the Option shall become exercisable (i.e., "vested"):

                    2.1.1 with respect to 15% of the Shares, on and after the first anniversary of the commencement of the Employment Period under the Employment Agreement ("Employment
Commencement Date");

                    2.1.2 with respect to an additional 17.5% of the Shares, on and after the second anniversary of the Employment
Commencement Date;



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                    2.1.3   With respect to an additional 20% of
 the Shares, on and after the third anniversary of the Employment
Commencement Date;

                    2.1.4 with respect to an additional 22.5% of the Shares, on and after the fourth anniversary of the Employment
Commencement Date; and

                    2.1.5 with respect to the remainder of the Shares, on and after the fifth anniversary of the Employment
Commencement Date.

               2.2 The unexercised portion of the Option vested and non-vested) shall automatically and without notice terminate and become null and void upon the earlier of the follow-ing:

                    2.2.1 The tenth anniversary of the date of this Agreement;

                    2.2.2 Subject to the provisions of Sections
2.3 and 2.4 below, 30 days following the date of termination of Optionee's status as an officer of Medco.

               2.3 If Optionee dies while an officer of Medco or within the 30 day period following the date of termination of Op-tionee's status as an officer (described in Section 2.2.2). any unexercised portion of the Option that was otherwise exercisable on the date of Optionee's death shall be exercisable by Option-ee's personal representatives or heirs at law, if no personal rep-resentative is required by the governing state law, at any time within the one year period from date of Optionee's death.

               2.4 Notwithstanding anything to the contrary con-tained herein, in no event shall the Option be exercisable after the expiration of ten years from the date of this Agreement.

          3. Method of Exercise of Option. The Option may be ex-ercised by Optionee (or by Optionee's personal representatives of heirs at law, as provided in Section 2, but by no other person)
as to all or (at Optionee's election) part of the Shares as to which the Option is then exercisable (that is, vested) under Sec-tion 2 by giving written notice of exercise to the Company at its principal business office, specifying the number of Shares for which the Option is exercised, accompanied by payment in full for such Shares (as determined pursuant to Section 4) together with any amount required for payroll withholding tax under all applica-ble federal, state or local laws or regulations. The failure to exercise the Option, in whole or in part, as to any vested exer-
cise rights shall not constitute a waiver of these rights.   The
Company shall cause certifies for the Shares so purchased to



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be delivered to Optionee or Optionee's personal representatives or heirs at law, at its principal business office, against pay-ment in full of the Option price for such Shares (as determined pursuant to Section 4) and any amount required for payroll with-holding tax under all applicable federal, state or local laws or regulations, as soon as practicable following receipt of the not-
ice of exercise.    The Option Price and the required payroll with-
holding taxes shall be paid in cash, certified check or bank draft.

          4.  Option Price.  Subject to adjustment as provided in
Section 10, the purchase price of the Shares covered by this Agreement shall be $21.75 per share.

          5. Non-Transferability of Option. The Option shall not be transferable otherwise than by will or by the laws of de-scent and distribution. Without limiting the generality of the foregoing, the Option may not be assigned, transferred (except as permitted in the preceding sentence), pledged or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to levy, attachment or similar process. Any attempt to assign, transfer, pledge or hypothecate the Option contrary to the provisions of this Agreement, and any levy, attachment or sim-ilar process upon the Option shall be null and void and without effect, and the Company's Board of Directors or the Stock Option Committee thereof may, in its sole discretion, upon the happening of any such event, terminate the Option as of the date of such event.

          6.   No Rights Prior to Issuance of Shares.   The holder
of the Option shall not have any rights to dividends nor any other rights of a shareholder as to the Shares covered by the Op-tion until the Shares have been issued (as evidenced by the appro-priate entry on the books of the transfer agent of the Company) following exercise of the Option prior to its termination.

          7. Violation of Section 9 of the Employment Agreement. The parties hereto acknowledge that any breach by the Optionee of any of the provisions of Section 9 of the Employment Agreement would cause grave and irreparable damage to the Company. Accord-ingly, notwithstanding anything to the contrary contained herein, any breach by the Optionee at any time of any one or more of provisions of Section 9 of the Employment Agreement shall have the consequences set forth in Section 4.4.4 of the Employment Agreement. The parties do not intend this Section 7 to be the ex-clusive remedy for a breach by Optionee of the provisions of such
Section 9, and acknowledge that the remedies provided in this Sec-tion 7 are in addition to all other remedies provided under the Employment Agreement and applicable law. The provisions of this
Section 7 shall survive the termination of the Employment Agree-ment.



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          8.   Restrictions on Exercise and on Common Stock.

               8.1 The Shares issued upon exercise of the Option shall be issued only to Optionee or a person permitted to exer-cise the Option pursuant to Section 2.3. Each share certificate representing Shares purchased upon exercise of the Option shall bear a legend stating that the Shares evidenced thereby may not be sold or transferred except in compliance with the Securities Act of 1933, as amended (the "1933 Act"), and the provisions of the Employment Agreement. The certificate(s) may be made subject to a stop transfer order placed with the Company's transfer agent.

               8.2 Notwithstanding any other provision of this Agreement, unless the issuance of Shares upon exercise of the Op-tion shall then be covered by an effective registration statement under the 1933 Act (which the Company presently intends to file), the Company shall have no obligation to issue any Shares pursuant to an exercise of the Option in the absence of an opinion of coun-sel to the Company that said sale may be effected pursuant to an
exemption from the registration requirements of the 1933 Act.   If
the Company's Common Stock is not then publicly traded, the Com-pany shall have no obligation to file a registration statement or take other steps to permit the Shares to be issued in compliance
with the 1933 Act.   It shall be s further condition to the Com-
pany's obligation to issue and deliver to Optionee certificates for those Shares, that Optionee deliver to the Company in writing a representation that such Optionee is exercising such Option for his own account for investment only and not with a view to distri-bution and that the Optionee will not make any sale, transfer or other disposition of any Shares purchased except (i) pursuant to the registration thereof under the 1933 Act, (ii) pursuant to an opinion of counsel, satisfactory in form and substance to the Com-pany, that the sale, transfer or other disposition may be made without registration, or (iii) pursuant to a "no action" letter from the Securities and Exchange Commission. Optionee has been advised and understands the Shares must be held indefinitely un-less they are registered for resale under the 1933 Act or an ex-emption from registration is available and that the Company is under no obligation to register those Shares under the 1933 Act for resale or to take any action that would make available to the holder any exemption from registration.

          9. Right to Terminate Employment. This Agreement does not constitute a contract of, or an implied promise to continue, Optionee's employment or status with Medco or any subsidiary of Medco; and nothing contained in this Agreement shall confer upon Optionee the right to continue such employment or status; nor does this Agreement affect the right of Medco or any subsidiary of Medco to terminate Optionee's employment at any time. Option-ee shall have no rights in the benefits conferred by the Option or in any Shares except to the extent the Option is exercised



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while vested and prior to termination.  Termination of the Option by reason of cessation of employment shall not give rise to any claim for damages or other relief by Optionee under this Agree-ment and shall be without prejudice to any rights or remedies that Medco or any subsidiary of Medco may have against Optionee.

          10.  Adjustment.

               10.1 The number and Option Price of Shares covered by the Option, and any other rights under the Option, shall be adjusted, as deemed appropriate by the Company's Board of Direct-ors or the Stock Option Committee, as the case may be (whose good faith determination shall be absolute and binding upon the Option-
ee), to reflect any subdivision (stock split) or consolidation (reverse split) of the issued Common Stock of the Company, or any other recapitalization of the Company, or any business combina-tion or other transaction involving the Company that shall sub-stantially affect the rights of holders of Common Stock. The Stock Option Committee or the Board of Directors, as the case may be, shall provide for appropriate adjustment of the Option in the event of stock dividends or distributions of assets or securities of other companies owned by the Company to stockholders relating to Common Stock for which the record date is prior to the date the Shares purchased by exercise of the Option are issued or transferred, except that no such adjustment shall be made for cash dividends or stock dividends of 10% or less (cumulatively, in the aggregate).

               10.2 In the event of a change in the presently auth-orized Common Stock of the Company that is limited to a change of all of its presently authorized shares of Common Stock with par value into the same number of shares without par value, or any change of all of the then authorized shares of Common Stock with par value into the same number of shares with a different par value, the shares resulting from any such change shall be deemed to be Shares as defined in Section 1, and no change in the number of shares covered by the Option or in the Option Price shall take place.

          11. Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. Each notice to the Company shall be ad-dressed to it at its principal office, attention of the Vice Pres-ident - Treasurer, with a copy to the Executive Vice President General Counsel. Each notice to Optionee (or other person or per-sons then entitled to exercise the Option) shall be addressed Optionee (or such other person or persons) at Optionee's most re-cent address on the books of the Company. Anyone to whom a not-ice may be given under this Agreement may designate a new address
by notice to that effect.   Each notice shall be deemed to have
been given on the day it is received.



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          12.  Benefits of Agreement.  This Agreement shall inure
to the benefit of and be binding upon each successor of the Com-pany. Subject to Section 2.3, rights granted to the Company under this Agreement shall be binding upon Optionee's personal representatives and heirs at law.

          13. Source of Rights. This Agreement and the Employ-ment Agreement shall be the sole and exclusive source of any and all rights that Optionee, and Optionee's personal representatives or heirs at law, may have in respect of the Option as granted hereunder. In the event of any conflict between the provisions of the Employment Agreement and of this Agreement, the provisions of the Employment Agreement shall prevail.

          14. Captions. The captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          15. Interpretation and Construction. The good faith interpretation and construction by the Board of Directors or by the Stock Option Committee of any provision of this Agreement shall be final and conclusive and binding on the parties hereto.

          16. Governing Law. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of New Jersey without regard to any principles of con-flict of laws.

                              EXECUTION

          The parties signed this Agreement as of the day and year first above written, whereupon it became binding in accordance with its terms.

                              MEDICAL MARKETING GROUP, INC.



                                 By: James V. Manning
                                    ------------------------
                                   James V. Manning
                                   Executive Vice President -
                                   Finance and Administration


                                 Roger C. Holstein
                                 -----------------
                                 ROGER C. HOLSTEIN




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